September 12, 2014
Diamondback Energy, Inc.
500 West Texas, Suite 1200
Midland, Texas 79701

Re:	Diamondback Energy, Inc. Registration Statement on Form S-4, as amended
Ladies and Gentlemen:
We have acted as counsel to Diamondback Energy, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed in Schedule A attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $450,000,000 aggregate principal amount of 7.625% Senior Notes due 2021 (the “Exchange Notes”) of the Company to be issued under an Indenture, dated as of September 18, 2013, among the Company, certain of the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 5, 2013, among the Company, the Guarantors, and the Trustee (as so supplemented, the “Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 7.625% Senior Notes due 2021 (the “Initial Notes”) previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have examined originals or certified copies of such corporate and limited liability company of the Company and the Guarantors and other certificates and documents of officials or representatives of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture and the authentication of the Initial Notes by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon

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Diamondback Energy, Inc.
September 12, 2014

certificates or verbal confirmations, as applicable, of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes, including the notations of Guarantees thereon, have been duly executed by the Company and the Guarantors, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture against receipt of Initial Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer:

1.	the Exchange Notes will be valid and binding obligations of the Company; and

2.	the Guarantees will be valid and binding obligations of the Guarantors.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the Laws of the State of New York; (ii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act; and (iii) the federal securities Laws of the United States of America.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (iv) laws governing the waiver of stay, extension, or usury laws.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantors, or any other person or any other circumstance.

Diamondback Energy, Inc.
September 12, 2014

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.
Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

SCHEDULE A
GUARANTORS
Diamondback E&P LLC, a Delaware limited liability company
Diamondback O&G LLC, a Delaware limited liability company